Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES LONG TERM FINANCING AGREEMENT

•	$1.5 MILLION REVOLVING DEBT FACILITY

Tampa, FL–December 22, 2009–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise e-commerce, demand management, and fulfillment solutions and services announced that it has secured revolving note from Moriah Capital L. P. (“Moriah”) for the amount of one million five hundred thousand dollars ($1,500,000).

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “We are excited about 2010 and the opportunities for growth ahead of us. With this financing in place, it will allow us to continue focusing on the expansion of our Company.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “This agreement will enable us to extinguish the debt currently outstanding with Laurus Master Fund, Ltd., and give us the necessary capital for 2010. Moriah has a proven track record of working with the companies they invest in and we look forward to making this a great partnership.”

Jagged Peak will use the proceeds from the note to extinguish the outstanding debt with Laurus Master Fund, Ltd., as well as for working capital and investments in the development of the sales and marketing department.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), provides outsourced e-commerce and supply chain solutions that enable manufacturers, distributors, and consumer brand companies the ability to quickly and cost effectively establish and operate a direct to customer online business that is fully integrated with their offline sales channels.

Jagged Peak’s proven solutions provide companies the tools, expertise, infrastructure and scalability they need to create and maximize their direct to customer sales channel potential without the risk and burden of managing it themselves. Our solutions uniquely provide companies the benefit of maintaining complete control of the channel, ownership of the customer relationship and retention of the gross product margin normally lost to distributors, resellers and other trading partners. For more information, visit www.jaggedpeak.com.

Investor Relations Contact:

Jagged Peak, Inc.

Andrew J. Norstrud

(813)637-6900

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 26, 2008.

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